EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements filed by Shore Bancshares, Inc. on Form S-8 (Nos. 333-64317, 333-64319, 333-60214, 333-105159, and 333-134955) of our reports dated March 8, 2007 with respect to the consolidated balance sheets of Shore Bancshares, Inc. as of December 31, 2006 and 2005, and the related consolidated statements of income, changes in stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2006, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006 and the effectiveness of internal control over financial reporting as of December 31, 2006, which reports appear in the Annual Report on Form 10-K of Shore Bancshares, Inc. for the year ended December 31, 2006.

/s/ Stegman & Company

Baltimore, Maryland
March 14, 2007